                                                                      EXHIBIT 21



                     SUBSIDIARIES OF FIRSTMERIT CORPORATION




 Citizens Investment Corporation                    Ohio corporation
 Citizens Savings Corporation of Stark County       Ohio corporation
 FirstMerit Bank, N.A.                              National Banking Association
          - Abell & Associates, Inc.                Ohio corporation
          - FirstMerit Leasing Company              Ohio corporation
          - FirstMerit Insurance Agency, Inc.       Ohio corporation
          - FirstMerit Mortgage Corporation         Ohio corporation
          - FirstMerit Securities, Inc.             Ohio corporation
 FirstMerit Community Development Corporation       Ohio corporation
 FirstMerit Credit Life Insurance Company           Arizona corporation